                                                                       EXHIBIT H

                                 CONFORMED COPY

                           Nye Telenor East Invest AS
                                 30 Snaroyveien
                                 N-1331 Fornebu
                                     Norway

                                                               November 26, 2003

To the Persons named
on Schedule A hereto

RE:  PURCHASES OF GOLDEN TELECOM, INC. COMMON STOCK

We are writing to confirm the basis on which Nye Telenor East Invest AS ("Telenor") is willing to purchase shares of common stock, par value $0.01 per share (the "Common Stock"), of Golden Telecom, Inc. ("GTI") from the Persons named on Schedule A hereto (each, a "Seller" and, collectively, the "Sellers").

We understand that each Seller is a participant in the 1999 Golden Telecom, Inc. Equity Participation Plan (the "Plan"), and that each such Seller intends to exercise options to acquire shares of Common Stock in the amount and for the exercise price specified opposite such Seller's name in Schedule A hereto

Telenor hereby undertakes that Morgan Stanley will (on Telenor's behalf) pay to the Company (by wire transfer of immediately available funds) for account of the relevant Seller the aggregate exercise price in respect of the options specified opposite such Seller's name in Schedule A hereto if such Seller (a) exercises all such options on or prior to the date of this letter in accordance with the Plan by notifying GTI of such Seller's intent to exercise and requesting that GTI arrange for the shares of Common Stock deliverable upon such exercise to be registered in the name of Nye Telenor East Invest AS, (b) executes a stock power in respect of the transfer of such shares to Morgan Stanley (for the account of Telenor) and obtains a signature guarantee on such stock power from Morgan Stanley and (c) notifies Telenor in writing of such exercise and provides to Telenor a copy of such executed stock power with such signature guarantee affixed.

We understand that (i) GTI will advise its transfer agent that such Seller's options have been exercised and request that its transfer agent register such shares of Common Stock in the name of Morgan Stanley (for the account of Nye Telenor East Invest AS) and (ii) GTI or its transfer agent will confirm to Telenor that the shares of Common Stock issued by GTI as a consequence of such Seller's exercise of such options have been registered in the stockholders register of GTI on November 26, 2003.

Telenor further undertakes that, upon confirmation to Telenor by GTI or its transfer agent that Morgan Stanley has been registered as the owner of the shares of Common Stock deliverable upon such Seller's exercise of such options, Telenor will pay, by wire transfer of immediately available funds, to the bank account of such Seller (notified by such Seller in writing to Telenor) an amount equal to the difference between US$30.00 and the exercise price for such options (on a per share basis) multiplied by the number of shares of Common Stock delivered to Morgan Stanley following such Seller's exercise of such options.

Telenor undertakes to pay all fees relating to Morgan Stanley's transfer of funds to GTI and each Seller. Each Seller shall be responsible for any wire transfer or other fees relating to receipt of any wire transfer from Morgan Stanley.

This letter shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction. Any dispute, controversy or claim arising out of this letter shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in force by a panel of three (3) arbitrators selected in accordance with such rules, with the seat of such arbitration in the Borough of Manhattan in the City of New York.

                                            Very truly yours,

                                            NYE TELENOR EAST INVEST AS


                                              By /s/  Tron Ostby
                                                 ---------------
                                                 Attorney-in-Fact


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
                                                                      Schedule A

                                     Sellers

       NAME                 NO. OF SHARES OF          EXERCISE PRICE PER SHARE OF      AGGREGATE EXERCISE
                          COMMON STOCK SUBJECT              COMMON STOCK                      PRICE
                         TO OPTIONS INTENDED TO
                              BE EXERCISED
--------------------------------------------------------------------------------------------------------
Stan Abbeloos                    100,000                        $12.00                      $1,200,000
Kevin Cuffe                       30,000                        $12.00                        $360,000
Daniel Horemans                    5,000                        $12.00                         $60,000


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